UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 IN MEDIA CORP.
             (Exact name of registrant as specified in its charter)

        Nevada                                                   20-8644177
(State of incorporation                                       (I.R.S. Employer
    or organization)                                         Identification No.)

 1135 Terminal Way, Suite 209, Reno, NV                            89502
(Address of principal executive offices)                         (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------
       N/A                                                      N/A

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
333-146263 (if applicable)

       Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                (Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

COMMON STOCK

Our authorized capital stock consists of 75 million authorized shares of common stock, $.001 par value, of which 45,562,618 shares were outstanding as of March 28, 2011. The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We have no authorized preferred stock.

2010 STOCK OPTION PLAN

On June 18, 2010, the Company filed a Form S-8 registration statement in connection with its newly adopted 2010 Stock Option Plan (the "2010 Plan") allowing for the direct award of shares or granting of stock options to acquire up to a total of 2,500,000 common shares. To date, 297,000 stock awards or options have been issued pursuant to the 2010 Plan.

WARRANTS

We currently do not have any warrants outstanding.

CONVERSION SHARES

As of March 28, 2011, there were no options outstanding. On June 8, 2010 and July 27, 2010 we raised $100,000 and $53,000, respectively from the sale of convertible notes. These notes are due for repayment or conversion on March 8, 2011 and April 27, 2011, respectively. The conversion price of the notes is based on 62.5% of the average of the lowest three prices in the ten business days preceding the conversion date. The number of common shares required to convert the notes as at August 16, 2010 would be 327,857.

AMENDMENT OF OUR BYLAWS

Our bylaws may be adopted, amended or repealed by the affirmative vote of a majority of our outstanding shares. Subject to applicable law, our bylaws also may be adopted, amended or repealed by our board of directors.

ITEM 2. EXHIBITS

Number               Description
------               -----------

 3.1           Articles of Incorporation. *

 3.2           Bylaws. *

----------
* Incorporated by reference to the Exhibits filed with the Registrant's registration statement on Form SB-2 filed on September 4, 2007.

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
                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IN MEDIA CORP.,
a Nevada Corporation

Date: April 19, 2011


By: /s/ Nitin Karnik
    -----------------------------------------------
Name:  Nitin Karnik
Title: CEO and member of the Board of Directors


By: /s/ Simon P. Westbrook
    -----------------------------------------------
Name:  Simon P. Westbrook
Title: Chief Financial Officer, principal financial
       officer and principal accounting officer

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